EXHIBIT 99.1

Global Energy Holdings Group, Inc. Hires New Chief Executive Officer and Chief Operating Officer

Atlanta, Georgia (May 18, 2009) – Global Energy Holdings Group, Inc. (NYSE AMEX: GNH), a diversified renewable energy company, today announced that Mr. David R. Ames has resigned as Chief Executive Officer of the Company.  Mr. Ames will continue to serve as a director of the Company.

The Company also announced today that it has hired Mr. Jimmy L. Bobo to fill the position of Chief Executive Officer and has appointed him to the Company’s Board of Directors.  The Company appointed Mr. Michael Ellis as its Chief Operating Officer.  Mr. Ellis will continue to serve as Executive Vice President of the Company and President of the Company’s wholly owned subsidiary, Global Energy Systems, Inc.

Mr. Bobo is co-founder, owner and operator of Wood-Tech, LLC and affiliated entities, which operate a wood fuel and landscape materials processing business in Cherokee County, Georgia.  The WoodTech companies have the capacity to produce over 900,000 tons of biomass annually, and are developing a biomass recycling center that, upon completion, will have the capacity to produce annually over 1,225,000 tons of biomass products, including mulch, wood chips, potting soil, landscape bedding material and wood fuel.

Mr. Bobo brings to the Company extensive expertise in the wood-based biomass industry, which provides a strategic fit to the Company’s new focus in the renewable energy business and will prove valuable to the Company’s efforts to develop profitable and sustainable biomass energy projects such as wood-waste biomass gasification energy projects.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia.  Global Energy Holdings Group develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects.  Global Energy Holdings Group also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Amex Exchange (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its website at http://www.gnhgroup.com.